 Exhibit 10.1

DRONE GUARDER, INC.

WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION

WITHOUT MEETING OF DRONE GUARDER, INC.

The undersigned, do hereby certify that at a special meeting of the Board of Directors of Drone Guarder, Inc., a corporation organized under the laws of the State of Nevada (the “Corporation”) duly held on September 28, 2021, pursuant to a written consent in lieu of meeting authorized under Section 78.347 of the Nevada Revised Statutes, at which said meeting the entire Board of Directors were present and voting throughout, the following resolutions, upon motions made, seconded and carried, was fully adopted and is now in full force and effect:

RESCISSION OF THE PROMISSORY NOTE MADE BY DRONE GUARDER, INC. TO CHICAGO VENTURE PARTNERS (“CVP”) ON OCTOBER 17, 2017 (“THE CONTRACT”) PURSUANT TO SECTION 29(b) OF THE SECURITIES AND EXCHANGE (SEC) ACT FOR VIOLATION OF SECTION 15(a) OF THE ACT BY CVP IN EFFECTING SECURITIES CONTRACTS AS AN UNREGISTERED DEALER.

WHEREAS, the Company has been notified by Chicago Venture Partners (CVP) that the previous management of the Corporation had given CVP a convertible note in exchange for $445,000 in cash.

WHEREAS, several lenders, including CVP have informed the Company about Notes given by the company’s previous management, all of which have been delinquent for several years prior to current management takeover of the Corporation management.

WHEREAS, CVP and its principal Mr. John M. Fife has been sanctioned by the Securities and Exchange Commission (SEC) for having “acted for years as securities dealers, but failed to register with the SEC and with the Financial Industry Regulatory Authority (“FINRA”) as the Securities Exchange Act of 1934 (“Exchange Act”) requires.”

WHEREAS, CVP’s main principal, Mr. John Fife operates a regular business through which he buys convertible notes from undercapitalized small companies. After holding the notes for the length of time required by Rule 144—usually six months, because he evidently prefers to deal with companies that are registered with the SEC—the notes are converted into newly-issued unrestricted shares of stock at a deep discount from the prevailing market price. After conversion, that stock is sold into the market, locking in a substantial profit. According to the SEC, from 2015 through 2020, Fife sold more than 21 billion newly-issued shares of stock acquired through the conversion of notes he had purchased from approximately 135 penny stock companies.

WHEREAS, Fife and Chicago Venture are the subject of a Securities and Exchange Commission enforcement action commenced in the United States District Court for the Northern District of Illinois. The SEC's complaint alleges that between 2015 and 2020, Fife, and his companies, Chicago Venture Partners, L.P., Iliad Research and Trading, L.P., St. George Investments LLC, Tonaquint, Inc., and Typenex Co-Investment, LLC, regularly engaged in the business of purchasing convertible notes from penny stock issuers, converting those notes into shares of stock at a large discount from the market price, and selling the newly issued shares into the market at a significant profit. The SEC alleges that Fife and his companies engaged in more than 250 convertible transactions with approximately 135 issuers, sold more than 21 billion newly-issued penny stock shares into the market, and obtained more than $61 million in profits. The complaint also alleges that, at the time of the conduct, the Defendants were not registered with the SEC as dealers, in violation of the mandatory registration provisions of the federal securities laws.

WHEREAS, CVP is a “death spiral” or “toxic” lender; an unregistered securities dealer that purchases convertible debt securities from small public companies (that are often struggling to raise capital) in order to get their hands on heavily-discounted stock. By engaging in the regular business of buying convertible notes (securities) (see 15 U.S.C. § 78c(a)(10)) for their own account, and then selling the resulting newly-issued discounted shares of penny stock companies (securities) (15 U.S.C. § 78c(a)(10)) into the public market, Defendants operated as unregistered securities dealers. See 15 U.S.C. § 78o. CVP purchased a Convertible Promissory Note with favorable terms in order to obtain shares of stock from the Corporation. CVP had converted part of the Promissory Note, on March 25, 2019 into the Corporation stock at a substantial discount.

WHEREAS, CVP has acted as a securities dealer within the meaning of the Act. See § 78c(a)(5). But CVP is not registered as a dealer with the SEC or with any other regulatory body, as required by Section 15(a) of the Act (§ 78o(a)(1)). CVP effected transactions in securities of the Corporation when on March 25, 2019, it converted part of the Promissory Note into the Corporation's stock at a substantial discount, and later sold the said stocks. CVP used the means of interstate commerce to effectuate the stock Transaction and its Related Transactions.

WHEREAS, Section 29(b) of the Exchange Act provides in relevant part that:

Every contract made in violation of any provision of this chapter or of any rule or regulation thereunder … shall be void (1) as regards the rights of any person who, in violation of any such provision, rule, or regulation, shall have made or … engaged in the performance of any such contract…

WHEREAS, the Convertible Promissory Note Transaction of March 25, 2019 was made in violation of Section 15(a) of the Act (§ 78o(a)(1)), which prohibits unregistered dealers from using any means of interstate commerce, stating that “to effect transactions in securities, without proper registration as a dealer, the Securities Act declares the convertible note agreements are void.” (15 U.S.C. §78cc).

WHEREAS, the Board deems it advisable and in the best interest of the Corporation to rescind these contract/notes given by previous management to CVP.

BE IT RESOLVED THAT, all the Convertible Promissory notes sold to CVP by the Corporation’s previous management be rescinded effective immediately pursuant to the 15 U.S.C. §78cc, because the terms of those contracts would compel the Company to assist CVP in violating the 1934 Securities Act or turn the Corporation into a participant in such violation.

That, the Promissory Note(s) are void ab initio and is therefore voided effective immediately because it would make the Corporation a participant in a Securities Act violation.

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Corporation be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Corporation to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all actions heretofore taken by such officer(s) in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

By their signatures below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

Effective Date; September 28, 2021

/s/ Frank I Igwealor	/s/ Henry D. Fahman
Frank I Igwealor, Chairman, President, CEO and Director,	Henry D. Fahman, Director